Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-141489) on Form F-3 and related Prospectus of Progen Pharmaceuticals Limited of our report dated December 12, 2007, with respect to the financial statements of Progen Pharmaceuticals Limited included in this Annual Report on Form 20-F for the year ended June 30, 2007.

/s/ Ernst & Young

Brisbane, Australia

December 14, 2007